Exhibit 99.1

News Release Republic First Bancorp, Inc.
April 22, 2021

REPUBLIC FIRST BANCORP, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS

IMPROVEMENT IN EARNINGS CONTINUES AND DEPOSITS GROW 48%

Philadelphia, PA, April 22, 2021 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended March 31, 2021.

Q1-2021 Financial Highlights

Net income for the quarter ended March 31, 2021 increased by 72% to $7.1 million, or $0.09 per diluted share, compared to net income of $4.1 million, or $0.05 per diluted share, for the quarter ended December 31, 2020.

The improvement in earnings was driven by dramatic growth in revenue while the Company’s focus on cost control initiatives limited expense growth. During the first quarter of 2021 total revenue increased 53% and non-interest expense increased by only 8% compared to the first quarter of 2020. Core earnings improved for the fifth consecutive quarter as positive momentum continues to build.

Total deposits increased by $1.4 billion, or 48%, to $4.4 billion as of March 31, 2021 compared to $2.9 billion as of March 31, 2020. Non-interest bearing demand deposits represent the fastest growing segment of deposits on a percentage basis, increasing by $568 million, or 84%, as of March 31, 2021.

New stores opened since the beginning of the “Power of Red is Back” expansion campaign are currently growing deposits at an average rate of $47 million per year, while the average deposit growth for all stores over the last twelve months was approximately $45 million per store.

Total loans grew $824 million, or 44%, to $2.7 billion as of March 31, 2021 compared to $1.9 billion at March 31, 2020. This growth includes more than $600 million in PPP loans. Excluding the impact of the PPP loan program loans grew $184 million, or 10%, year over year.

Asset quality remains strong as the ratio of non-performing assets to total assets declined to 0.27% as of March 31, 2021. Only three loan customers were deferring loan payments at the end of the first quarter. These deferrals relate to approximately $2.7 million of outstanding loan balances which is approximately 0.1% of total loans.

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

“Momentum continues to build as we enter into 2021. Earnings improved both quarter to quarter and year over year as we maintain our focus on cost control initiatives while increasing revenue. Deposits continue to increase at exceptional levels. Our stores are currently growing deposits at an average rate of $45 million per year which is far beyond industry standards. During the first quarter of 2021 we also maintained our relentless commitment to support the needs of small businesses throughout our footprint by processing applications for the second round of the Paycheck Protection Program.”

“It is our goal to deliver best in class service across all delivery channels…..in-store, by phone, online and mobile options....as we strive to create new FANS each and every day. In recognition of our commitment to FANatical customer service we were named America’s #1 Bank for Service as a result of a survey conducted by Forbes during 2020. Every day we work to demonstrate to our current and future FANS that that title has been truly earned.”

Financial Summary for the Period Ended March 31, 2021

The changes in the balance sheet as of March 31, 2021 were significantly impacted by the effect of the PPP loan program. A portion of the increase in cash balances, outstanding loans, and outside borrowings will be short-term in nature and will change as the borrowers that received PPP loans submit applications for forgiveness to the SBA in the coming months. A summary of the balance sheet presented with and without the impact of the PPP loan program for the period ended March 31, 2021 can be found in the following table:

		Excluding
		PPP Loan		YOY Growth		YOY Growth
($ in millions)	Actual	Program	Actual	(Including PPP)		(Excluding PPP)
	03/31/21	03/31/21	03/31/20	($)	(%)	($)	(%)
Assets	$5,396	$4,785	$3,300	$2,096	64%	$1,485	45%
Loans	2,706	2,066	1,882	824	44%	184	10%
Deposits	4,363	4,363	2,944	1,419	48%	1,419	48%
PPPLF Borrowings	611	-	-	611	100%	-	-%

A summary of the income statement for the period ended March 31, 2021 can be found in the following table:

($ in millions, except per	QTD	QTD		QTD
share data)	03/31/21	12/31/20	Change	03/31/20	Change
Total Revenue	$41.7	$37.0	13%	$27.3	53%
Non-Interest Expense	29.3	29.9	(2%)	27.3	8%
Income (Loss) Before Tax	9.4	5.7	66%	(0.9)	1,114%
Net Income (Loss)	7.1	4.1	72%	(0.6)	1,282%
Earnings per share (diluted)	$0.09	$0.05	80%	$(0.01)	1,000%

Quarterly Earnings Trend

Core earnings improved for a fifth consecutive quarter. Earnings in the prior year were impacted by a one-time goodwill impairment charge which was recorded in the third quarter of 2020. A summary of core earnings over the previous five quarters excluding the goodwill impairment charge can be found in the following table:

($ in millions)	1Q20	2Q20	3Q20	4Q20	1Q21
Total Revenue	$27.3	$30.9	$33.0	$36.9	$41.7
Provision for Loan Losses	0.9	1.0	0.9	1.4	3.0
Non-Interest Expense*	27.3	26.7	28.6	29.9	29.3
Core Earnings Before Tax*	(0.9)	3.2	3.5	5.6	9.4
Core Earnings After Tax*	(0.6)	2.5	2.8	4.1	7.1

*Note: Results for 2020 exclude a one-time goodwill impairment charge recorded in Q3-2020. See disclosure related to non-GAAP financial measures at the end of this release.

PPP Loan Program

The Paycheck Protection Program (“PPP”) included in the CARES Act approved during the first quarter of 2020 authorized financial institutions to make loans to companies that have been impacted by the devastating economic effects of the COVID-19 pandemic. We responded by quickly developing a process to accept applications for the program not only from our valued small business customers, but from non-customers throughout our community as well. The Economic Aid Act approved by Congress during the fourth quarter of 2020 provided additional funding for a second round of PPP loans.

During 2020 we originated more than $680 million in the first round of the PPP loan program related to nearly 5,000 small businesses.

In the first quarter of 2021 we have originated nearly $240 million in new PPP loans under the second round of funding that was approved in December 2020. We have received approval from the SBA on more than 2,100 applications in this second round.

As of the date of this release we will have assisted small businesses throughout our footprint in obtaining nearly $1 billion in PPP loans which has provided crucial funding required to continue operations during this incredibly challenging economic environment brought on by the COVID-19 pandemic.

Origination fees paid by the SBA to Republic are being recognized as income over the life of the loans. Approximately $16 million in fees have been deferred and will recognized in future periods.

More than 50% of the applications received during the first round of PPP were from businesses that were not existing customers of Republic Bank, many of which have switched their primary banking relationship to Republic.

As a percentage of existing loan balances as of March 31, 2020, the $680 million in PPP loans originated amounted to 36% making Republic one of the top PPP lenders in the entire country.

We are now assisting all of our PPP loan customers with the application process for forgiveness through the SBA for loans received in the first round of the program.

Loss Mitigation and Loan Portfolio Analysis

Our emphasis on asset quality with every loan that we underwrite has demonstrated positive results in this challenging economic environment. Our commercial lending team has maintained regular contact with many of our loan customers to discuss the impact that the pandemic has had on their businesses to date and the expected ramifications that may be felt in the future. During 2020 we granted payment deferrals for customers that made a request and had an immediate need for assistance.

We believe the combination of ongoing communication with our customers, loan payment deferrals, increased focus on risk management practices, and access to government programs such as the PPP Loan Program should help mitigate potential future period losses.

Loan balances with deferred payments have declined to $2.7 million, which represents approximately 0.1% of total loans, as of March 31, 2021. Loan deferrals peaked at $444 million, or 24% of total loans during the second quarter of 2020. Only three loan customers were deferring loan payments as of March 31, 2021.

The following table summarizes the number of loan customers that have been granted payment deferrals along with the related loan outstanding balances through the period ended March 31, 2021:

	03/31/21		05/31/20
($ in millions)	Deferred Balances	% of Total Loans*	Deferred Balances	% of Total Loans*

Deferral of Principal Only	$3	-%	$176	9%
Deferral of Principal and Interest	-	-%	268	14%

Total Deferral Balances	$3	<1%	$444	24%

# of Loan Accounts on Deferral	3	<1%	491	9%

*Note: PPP loans excluded from total loans when calculating % of total loan balances.

We continue to closely monitor the allowance for loan loss calculation to assess the impact that the COVID-19 pandemic may have on the loan portfolio. We have elected to defer the adoption of CECL until January 1, 2022 as permitted by the Economic Aid Act approved by Congress in December 2020. The calculation for the allowance for loan losses under the new CECL guidance has been run parallel to the calculations under the existing guidance. As of March 31, 2021, we would not be required to increase our allowance under the CECL methodology based on the most recent parallel calculation.

Total Banking Experience

The goal of the Republic Bank model is to deliver a unified customer experience not only through our physical store locations, but to include convenient on-line and mobile options as well.

As a result of our commitment to FANatical service across all delivery channels Republic Bank was named as America’s # 1 Bank for Service in a national Forbes survey during 2020. This survey measured overall customer satisfaction with their financial institution in the following categories: branch services, digital services, financial advice, trust and terms/conditions.

We have thirty-one convenient store locations open today. We have broken ground on future store locations in Deptford and Ocean City, NJ which we expect to open during 2021.

As we proceed forward we will continue to enhance and upgrade our technology platforms to ensure that we deliver the best-in-class resources to our FANS for a safe, secure and convenient banking experience.

Additional Financial Highlights

Total assets increased by $2.1 billion, or 64%, to $5.4 billion as of March 31, 2021 compared to $3.3 billion as of March 31, 2020. Excluding the short-term impact of the PPP loan program total assets increased by $1.5 billion, or 45%, year over year.

The net interest margin increased by 54 basis points to 2.97% for the three months ended March 31, 2021 compared to 2.43% for the three months ended December 31, 2020. This increase was primarily driven by an increase in the yield on interest-earning assets during the first quarter of 2021.

Our residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. Loan production remains strong as we begin the new year despite the impact of the COVID-19 pandemic. The Oak Mortgage team originated more than $800 million in mortgage loans over the last twelve months which is a record high for the Oak Mortgage Team.

Total Risk-Based Capital ratio was 13.46% and Tier I Leverage Ratio was 8.13% at March 31, 2021.

Book value per common share increased to $4.41 as of March 31, 2021 compared to $4.28 as of March 31, 2020.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

	Three Months Ended
	03/31/21	12/31/20	% Change	03/31/20	% Change
Net Interest Income	$31,432	$25,722	22%	$20,754	51%
Non-interest Income	10,275	11,568	(11%)	6,545	57%
Total Revenue	41,707	37,290	12%	27,299	53%
Provision for Loan Losses	3,000	1,400	114%	950	216%
Non-interest Expense	29,347	30,239	(3%)	27,272	8%
Income (Loss) Before Taxes	9,360	5,651	66%	(923)	1,114%
Provision (Benefit) for Taxes	2,292	1,548	48%	(330)	795%
Net Income (Loss)	7,068	4,103	72%	(593)	1,292%
Preferred Stock Dividend	875	924	(5%)	-	100%
Net Income (Loss) Attributable to Common Shareholders	6,193	3,179	95%	(593)	1,144%
Earnings per share (diluted)	$0.09	$0.05	80%	$(0.01)	1,000%

Net income increased to $7.1 million, or $0.09 per diluted share, for the three month period ended March 31, 2021, compared to net income of $4.1 million, or $0.05 per share, for the three month period ended December 31, 2020 and a net loss of $0.6 million, or $(0.01) per share, for the three month period ended March 31, 2020.

We continue to demonstrate progress with operating leverage which drives improved earnings. Total revenue increased by 53% while non-interest expense increased by 8%, during the first quarter of 2021 compared to the first quarter of 2020. Operating leverage also drove better earnings on a linked quarter basis as revenue increased by 13% while non-interest expense decreased by 2% compared to the fourth quarter of 2020.

Interest income increased to $36.4 million during the first quarter of 2021 compared to $31.2 million during the fourth quarter of 2020 and $27.3 million during the first quarter of 2020. The consistent increase in interest income is attributable to the growth in interest-earning assets over the last twelve months driven by the “Power of Red is Back” expansion strategy. We also continue to amortize the fees associated with the origination of PPP loans which is reported as interest income and is recognized over the life of the loans. Approximately $16 million in origination fees related to the PPP loan program have been deferred as of March 31, 2021 and will be recognized over the life of the loans in future periods.

Interest expense decreased to $5.0 million during the first quarter of 2021 compared to $5.5 million during the fourth quarter of 2020 and $6.5 million during the first quarter of 2020. The decrease in interest expense was primarily driven by a reduction in the cost of funds as a result of the decrease in the Fed Funds rate during the first quarter of 2020. Strong growth in non-interest bearing deposits also contributed to the decline in the cost of funds.

The net interest margin for the three month period ended March 31, 2021 increased by 54 basis points to 2.97% compared to 2.43% for the three month period ended December 31, 2020. The net interest margin also increased by 21 basis points year over year compared to 2.76% reported in the first quarter of 2020.

Non-interest income increased by $3.7 million, or 57%, to $10.3 million for the three month period ended March 31, 2021, compared to $6.5 million for the three month period ended March 31, 2020. The increase is attributable to higher mortgage banking income driven by residential mortgage loan originations. The increase was a result of higher service fees on deposit accounts which is driven by growth in deposit balances and an increase in the number of deposit accounts in addition to the impact of the new branding and processing agreements with VISA.

Non-interest expense decreased by 2%, to $29.3 million on a linked quarter basis during the quarter ended March 31, 2021, compared to $29.9 million during the quarter ended December 31, 2020. The decline is attributable to the Company’s ongoing focus related to cost control initiatives. Year over year non-interest expense increased by 8% compared to the $27.3 million reported during the first quarter of 2020. The growth in expenses year over year was mainly caused by an increase in salaries and benefit costs. This increase is mostly attributable to higher commissions paid as a result of an increase in residential mortgage loan originations. Occupancy and equipment expenses have also grown as a result of our growth strategy.

A dividend on the outstanding shares of preferred stock in the amount of $0.9 million was declared and paid during the first quarter of 2021 The preferred stock was initially issued in August 2020 and pays a dividend at an annual rate of 7.00%.

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	03/31/21	03/31/20	% Change	12/31/20	% Change

Demand noninterest-bearing	$1,244,437	$676,482	84%	$1,006,876	24%
Demand interest-bearing	1,874,286	1,276,816	47%	1,776,995	5%
Money market and savings	1,058,484	768,550	38%	1,043,519	1%
Certificates of deposit	185,891	222,631	(17%)	186,361	0%
Total deposits	$4,363,098	$2,944,479	48%	$4,013,751	9%

Deposits increased by $1.4 billion, or 48%, to $4.4 billion at March 31, 2021 compared to $2.9 billion at March 31, 2020. This increase can be attributed to our strategy to expand the reach of our banking model which focuses on enhancing the total customer experience including in-store, on-line and mobile banking options. High levels of customer service and convenience across all delivery channels drives the gathering of low-cost, core deposits. We recognized strong growth in demand deposit balances, including an increase in non-interest bearing demand deposits of 84%, year over year as a result of the successful execution of our strategy. The increase in demand deposits over the last twelve months is also a result of our participation in the PPP loan program. Many of the PPP loans originated were for small businesses that were previously not customers of Republic Bank. Many of these small businesses have chosen to move their primary banking relationship to Republic as a result of the outstanding level of service and cooperation they experienced during the PPP loan process. Commercial deposits were 45% of total deposits as of March 31, 2021.

Lending

Loans by type are as follows (dollars in thousands):

Description	03/31/21	% of Total	12/31/20	% of Total	03/31/20	% of Total

Commercial and industrial	$211,192	8%	$200,188	8%	$241,754	13%
Owner occupied real estate	477,316	17%	475,206	18%	436,499	23%
Commercial real estate	708,546	26%	705,748	27%	668,462	36%
Construction and land development	153,062	6%	142,821	5%	144,215	8%
Residential mortgage	425,106	16%	395,174	15%	287,425	15%
Paycheck protection program (net)	633,280	23%	624,120	23%	-	-%
Consumer and other	97,317	4%	102,085	4%	103,682	5%
Gross loans	$2,705,819	100%	$2,645,342	100%	$1,882,037	100%

Gross loans increased by $824 million, or 44%, to $2.7 billion at March 31, 2021 compared to $1.9 billion at March 31, 2020. A significant portion of the increase was driven by the loans originated through the PPP loan program. In addition, we continue to see results from the continued success with the relationship banking model which has driven a steady flow in quality loan demand. Excluding the addition of the PPP loans over the last twelve months, loans still grew $184 million, or 10%, when compared to the balance as of March 31, 2020. We experienced strongest growth in the owner occupied real estate, commercial real estate and residential mortgage categories over the last twelve months.

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Three Months Ended
	03/31/21		12/31/20	03/31/20

Non-performing assets / capital and reserves	4%		4%	6%
Non-performing assets / total assets	0.27%		0.28%	0.46%
Quarterly net loan charge-offs / average loans*	(0.02%	)	0.05%	0.00%
Allowance for loan losses / gross loans*	0.78%		0.64%	0.54%
Allowance for loan losses / non-performing loans	122%		101%	72%

*Note: PPP loans excluded when calculating % of total loan balances.

The percentage of non-performing assets to total assets decreased to 0.27% at March 31, 2021, compared to 0.46% at March 31, 2020. The allowance for loan losses as a percentage of total loans excluding PPP loans increased to 0.78% as of March 31, 2021 compared to 0.54% as of March 31, 2020. The allowance for loan losses as a percentage of non-performing loans increased to 122% at March 31, 2021 compared to 72% at March 31, 2020 as a result of the increase the allowance for loan losses over the last 12 months.

Capital

The Company’s capital ratios at March 31, 2021 were as follows:

	Actual 03/31/21 Bancorp	Actual 03/31/21 Bank	Regulatory Guidelines “Well Capitalized”

Leverage Ratio	8.13%	7.38%	5.00%
Common Equity Ratio	10.47%	11.64%	6.50%
Tier 1 Risk Based Capital	12.82%	11.64%	8.00%
Total Risk Based Capital	13.46%	12.28%	10.00%
Tangible Common Equity	4.82%	5.35%	n/a

Total shareholders’ equity increased to $308 million at March 31, 2021 compared to $252 million at March 31, 2020. The increase was primarily driven by a capital raise completed during the third quarter of 2020. The Company issued $50 million of noncumulative perpetual preferred stock in August 2020. The preferred stock has an annual dividend of 7.00% payable on a quarterly basis and is convertible into shares of common stock at a price of $3.00 per share. Book value per common share increased to $4.41 at March 31, 2021 compared to $4.28 per share at March 31, 2020.

Non-GAAP Financial Measures

In addition to evaluating the Company’s financial results of operations in accordance with accounting principles generally accepted in the U.S. (“GAAP”), management periodically supplements its evaluation with an analysis of certain non-GAAP financial measures that are intended to provide the reader with additional perspectives on operating results, financial conditions, and performance trends, while facilitating comparisons with the performance of other financial institutions. Non-GAAP financial measures are not a substitute for GAAP measures, rather, they should be read and used in conjunction with the Company’s GAAP financial information.

The Company believes that disclosing non-GAAP financial measures is both useful internally and is expected by our investors and analysts in order to better understand the overall performance of the Company. Other companies may calculate and define their non-GAAP financial measures and supplemental data differently. A reconciliation of GAAP financial measures to non-GAAP measures and other performance ratios, as adjusted, are included in a table following the financial schedules included with this press release.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	April 22, 2021
Time:	11:00am (EDT)
From the U.S. dial:	(888) 466-9845 [US Toll Free] or
(847) 619-6751 [US Toll]
Participant Pin:	7195 650#

An operator will assist you in joining the call.

About Republic First Bancorp, Inc.

Republic First Bancorp, Inc. is the holding company for Republic First Bank which does business under the name Republic Bank. Republic Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its thirty-one stores located in Greater Philadelphia, Southern New Jersey and New York City. Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with some of the most convenient hours compared to any bank in its market. The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; the effects of health emergencies, including the spread of infectious diseases and pandemics; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services. You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2020 and other documents the Company files from time to time with the Securities and Exchange Commission. The words “would be,” “could be,” “should be,” “probability,” “risk,” “target,” “objective,” “may,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO
(215) 735-4422

Republic First Bancorp, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,	March 31,
(dollars in thousands, except per share amounts)	2021	2020	2020

ASSETS
Cash and due from banks	$45,481	$29,746	$32,581
Interest-bearing deposits and federal funds sold	783,417	745,554	23,936
Total cash and cash equivalents	828,898	775,300	56,517

Securities - Available for sale	972,151	537,547	497,511
Securities - Held to maturity	611,914	814,936	611,914
Restricted stock	3,039	3,039	2,746
Total investment securities	1,587,104	1,355,522	1,112,171

Loans held for sale	28,621	53,370	16,820

Loans receivable	2,705,819	2,645,342	1,882,037
Allowance for loan losses	(16,091)	(12,975)	(10,217)
Net loans	2,689,728	2,632,367	1,871,820

Premises and equipment	122,867	123,170	119,893
Other real estate owned	1,188	1,188	1,144
Other assets	137,552	124,818	122,051

Total Assets	$5,395,958	$5,065,735	$3,300,416

LIABILITIES
Non-interest bearing deposits	$1,244,437	$1,006,876	$676,482
Interest bearing deposits	3,118,662	3,006,875	2,267,997
Total deposits	4,363,099	4,013,751	2,944,479

Short-term borrowings	611,114	633,866	-
Subordinated debt	11,273	11,271	11,267
Other liabilities	102,388	98,734	92,554

Total Liabilities	5,087,874	4,757,622	3,048,300

SHAREHOLDERS' EQUITY
Preferred stock	20	20	-
Common stock	594	594	594
Additional paid-in capital	322,861	322,321	272,639
Accumulated deficit	(2,184)	(8,085)	(12,809)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(9,299)	(2,829)	(4,400)

Total Shareholders' Equity	308,084	308,113	252,116

Total Liabilities and Shareholders' Equity	$5,395,958	$5,065,735	$3,300,416

Republic First Bancorp, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(in thousands, except per share amounts)	2021	2020	2020

INTEREST INCOME
Interest and fees on loans	$29,903	$25,699	$20,173
Interest and dividends on investment securities	6,468	5,473	6,821
Interest on other interest earning assets	49	76	289
Total interest income	36,420	31,248	27,283

INTEREST EXPENSE
Interest on deposits	4,915	5,453	6,425
Interest on borrowed funds	73	74	104
Total interest expense	4,988	5,527	6,529

Net interest income	31,432	25,721	20,754
Provision for loan losses	3,000	1,400	950

Net interest income after provision for loan losses	28,432	24,321	19,804

NON-INTEREST INCOME
Service fees on deposit accounts	3,960	3,482	2,064
Mortgage banking income	4,564	6,709	2,458
Gain on sale of SBA loans	761	174	649
Gain on sale of investment securities	-	-	841
Other non-interest income	990	870	533
Total non-interest income	10,275	11,235	6,545

NON-INTEREST EXPENSE
Salaries and employee benefits	14,722	15,124	13,381
Occupancy and equipment	6,071	5,834	5,297
Legal and professional fees	1,025	1,360	930
Foreclosed real estate	98	21	282
Regulatory assessments and related fees	726	618	630
Other operating expenses	6,705	6,950	6,752
Total non-interest expense	29,347	29,907	27,272

Income (loss) before provision (benefit) for income taxes	9,360	5,649	(923)

Provision (benefit) for income taxes	2,292	1,548	(330)

Net income (loss)	7,068	4,101	(593)

Preferred stock dividends	875	923	-

Net income (loss) attributable to common shareholders	$6,193	$3,178	$(593)

Net Income (Loss) per Common Share
Basic	$0.11	$0.05	$(0.01)
Diluted	$0.09	$0.05	$(0.01)

Average Common Shares Outstanding
Basic	58,873	58,859	58,848
Diluted	75,831	58,917	58,848

Republic First Bancorp, Inc.

Average Balances and Net Interest Income

(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	March 31, 2021			December 31, 2020			March 31, 2020

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other interest-earning assets	$208,397	$49	0.09%	$302,990	$76	0.10%	$81,339	$289	1.43%
Investment securities	1,430,854	6,488	1.81%	1,247,502	5,481	1.76%	1,156,504	6,826	2.36%
Loans receivable	2,676,705	30,019	4.55%	2,668,570	25,821	3.84%	1,808,382	20,319	4.52%
Total interest-earning assets	4,315,956	36,556	3.44%	4,219,062	31,378	2.95%	3,046,225	27,434	3.62%

Other assets	267,354			267,110			260,829

Total assets	$4,583,310			$4,486,172			$3,307,054

Interest-bearing liabilities:

Demand non interest-bearing	$1,109,425			$1,031,846			$644,601
Demand interest-bearing	1,846,968	3,258	0.72%	1,758,942	3,312	0.75%	1,337,646	3,421	1.03%
Money market & savings	1,013,275	1,119	0.45%	1,071,747	1,420	0.53%	752,510	1,783	0.95%
Time deposits	184,831	538	1.18%	194,096	721	1.47%	226,185	1,221	2.17%
Total deposits	4,154,499	4,915	0.48%	4,056,631	5,453	0.53%	2,960,942	6,425	0.87%

Total interest-bearing deposits	3,045,074	4,915	0.65%	3,024,785	5,453	0.72%	2,316,341	6,425	1.12%

Other borrowings	34,787	73	0.85%	31,847	74	0.92%	11,952	104	3.50%
									.

Total interest-bearing liabilities	3,079,861	4,988	0.66%	3,056,632	5,527	0.72%	2,328,293	6,529	1.13%
Total deposits and other borrowings	4,189,286	4,988	0.48%	4,088,478	5,527	0.54%	2,972,894	6,529	0.88%

Non interest-bearing liabilities	104,835			91,873			84,211
Shareholders' equity	289,189			305,821			249,949
Total liabilities and shareholders' equity	$4,583,310			$4,486,172			$3,307,054

Net interest income		$31,568			$25,851			$20,905
Net interest spread			2.78%			2.23%			2.49%

Net interest margin			2.97%			2.43%			2.76%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.

Summary of Allowance for Loan Losses and Other Related Data

(unaudited)

		Three months ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2021	2020	2020

Balance at beginning of period	$12,975	$11,851	$9,266

Provision charged to operating expense	3,000	1,400	950
	15,975	13,251	10,216

Recoveries on loans charged-off:
Commercial	147	10	17
Consumer	3	3	6
Total recoveries	150	13	23

Loans charged-off:
Commercial	(34)	(249)	-
Consumer	-	(40)	(22)

Total charged-off	(34)	(289)	(22)

Net (charge-offs) recoveries	116	(276)	1

Balance at end of period	$16,091	$12,975	$10,217

Net (charge-offs) recoveries as a percentage of average loans outstanding	(0.02%)	0.04%	(0.00%)

Allowance for loan losses as a percentage of period-end loans	0.59%	0.49%	0.54%

Republic First Bancorp, Inc.

Summary of Non-Performing Loans and Assets

(unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2021	2020	2020	2020	2020

Non-accrual loans:
Commercial real estate	$10,628	$10,232	$10,641	$10,747	$12,060
Consumer and other	2,562	2,014	1,808	1,970	2,125
Total non-accrual loans	13,190	12,246	12,449	12,717	14,185

Loans past due 90 days or more and still accruing	-	612	-	-	-

Total non-performing loans	13,190	12,858	12,449	12,717	14,185

Other real estate owned	1,188	1,188	1,113	1,144	1,144

Total non-performing assets	$14,378	$14,046	$13,562	$13,861	$15,329

Non-performing loans to total loans	0.49%	0.49%	0.47%	0.50%	0.75%

Non-performing assets to total assets	0.27%	0.28%	0.27%	0.31%	0.46%

Non-performing loan coverage	121.99%	100.91%	95.20%	86.81%	72.03%

Allowance for loan losses as a percentage of total period-end loans	0.59%	0.49%	0.45%	0.43%	0.54%

Non-performing assets / capital plus allowance for loan losses	4.44%	4.37%	4.31%	5.21%	5.84%

Republic First Bancorp, Inc.

Non-GAAP to GAAP Reconciliation and Calculation of Non-GAAP Performance Measures

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
(in thousands, except per share amounts)	2020	2020	2020	2020	2021

Non-interest Expense	$27,272	$26,664	$33,580	$29,907	$29,347
Less: Goodwill Impairment	-	-	(5,011)	-	-
Adjusted Non-interest Expense	$27,272	$26,664	$28,569	$29,907	$29,347

Income (Loss) Before Provision (Benefit) for Income Taxes	$(923)	$3,187	$(1,470)	$5,649	$9,360
Plus: Goodwill Impairment	-	-	5,011	-	-
Core Earnings Before Tax	$(923)	$3,187	$3,541	$5,649	$9,360

Net Income	$(593)	$2,512	$(967)	$4,101	$7,068
Plus: Goodwill Impairment	-	-	5,011	-	-
Less: Tax Effect of Goodwill Impairment	-	-	(1,282)	-	-
Core Earnings After Tax	$(593)	$2,512	$2,762	$4,101	$7,068